EXHIBIT 23(b)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Russell Corporation Flexible Deferral Plan of our report dated March 16, 2005, with respect to the consolidated financial statements and schedule of Russell Corporation included in its Annual Report on Form 10-K for the year ended January 1, 2005, and our report dated April 25, 2005, with respect to Russell Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Russell Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
August 11, 2005